Exhibit 3.1a

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL INDUSTRIAL ENTERPRISES INC.

Under Section 242 of the

General Corporation Law

of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST:

The name of the corporation is: INTERNATIONAL INDUSTRIAL ENTERPRISES INC.

SECOND:

The amendment to the Certificate of Incorporation to be effected hereby is as follows:

Paragraph Fourth of the Certificate of Incorporation, relating to the number of shares which the corporation is authorized to issue, is amended to read as follows:

“FOURTH:

The corporation shall be authorized to issue two classes of stock as follows:  Class A stock shall be Two Thousand (2,000) Shares at No Par Value;  Class B shall be 500 shares at $100.00 par value, which stock shall be non-voting, redeemable by corporation, fully participating as to dividends and assets.

THIRD:

The amendment effected herein was authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of shareholders pursuant to Section 242 of the General Corporation Laws of the State of Delaware.

FOURTH:

The capital of the corporation will not be reduced under or by reason of this amendment.

IN WITNESS WHEREOF,  we have hereunto signed our names, this 6th day of June, A.D., 1977.

INTERNATIONAL INDUSTRIAL ENTERPRISES INC.

By: /s/

Attest: /s/

SEAL

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